EXHIBIT 99.1

NEWS RELEASE

Contact:	Cory Olson Senior Vice President and Treasurer (214) 303-3645

P.I. Aquino Assistant Treasurer (214) 303-3437

DEAN FOODS COMPANY ANNOUNCES THIRD QUARTER RESULTS

Pro Forma Diluted Earnings Per Share Up 11% to $0.52

Strategic Brand Portfolio Delivers 31% Volume Growth

     DALLAS, November 5, 2003 — Dean Foods Company (NYSE: DF) today announced that for the quarter ended September 30, 2003 the company earned $0.76 per diluted share, compared with $0.45 per share in the third quarter of 2002. Net income for the third quarter totaled $122.2 million, compared with $68.7 million in the third quarter of 2002. During the quarter, the company recorded a $65.9 million gain ($40.3 million net of taxes) related to the July sale of the company’s frozen pre-whipped topping business.

     Third quarter net sales totaled $2.3 billion in 2003, an increase of 3% over the third quarter of 2002, due primarily to higher raw material costs that are passed on to customers in the form of higher selling prices, increased volumes at White Wave and the acquisition of Melody Farms in June.

     On a pro forma basis (as defined below), diluted earnings per share for the third quarter totaled $0.52, an increase of 11% compared with pro forma earnings of $0.47 per share in last year’s third quarter. Pro forma net income for the third quarter grew 17% to $83.1 million compared with pro forma net income of $71.1 million in the third quarter of 2002.

     “On balance, we reported another quarter of solid results, and I’m pleased with how our business performed,” said Gregg Engles, chairman and chief executive officer. “The Dairy Group, Specialty Foods, White

Wave and Leche Celta continued to turn in solid results, and our strategic brand portfolio delivered overall volume growth of 31%.”

     The company reported third quarter operating income of $240.9 million versus $166.3 million in the third quarter of 2002. Pro forma operating income totaled $177.1 million, an increase of 3% over pro forma operating income of $171.2 million in the third quarter of 2002. Pro forma third quarter 2003 operating income margins were 7.7%, flat versus the pro forma results from the third quarter of last year. Flat operating income margin comparisons to last year were primarily due to improved results in the Dairy Group segment, offset by a decline in Morningstar margins primarily due to increased investment behind the company’s strategic brands.

     Long-term debt at September 30, 2003 was approximately $2.6 billion, including $188.3 million due within one year that is reported as part of current liabilities. At the end of the quarter, approximately $834 million of the company’s $2.8 billion bank facility was available for future borrowings.

MODIFICATION OF BANK FACILITY

     The company noted that during the quarter it successfully modified its bank facility to lower its interest rate margin. At the same time, the company increased its revolving credit facility and its Term A loan to $1 billion each, from $800 million and $765 million respectively. The company decreased its Term B loan from $990 million to $750 million.

ACQUISITIONS

     In October 2003, Dean Foods completed the acquisition of Kohler Mix Specialties from Michael Foods for $156 million in cash. With annual sales of approximately $190 million, Kohler has three plants and processes ultra pasteurized creams, creamers and ice cream mixes.

     On June 30, Dean Foods announced that it had signed a definitive agreement to purchase Horizon Organic Holdings Corp. for $24 per share. The companies continue to expect the transaction to close in December of 2003.

OUTLOOK FOR 2003 AND 2004

     “We remain focused and committed to increasing shareholder value at Dean Foods,” said Engles. “We continue to expect fourth quarter earnings between $0.54 and $0.56 per share and full year 2003 earnings in the range of $2.03 to $2.05 per share. As we did last quarter, we have attempted to incorporate the rise in raw milk prices into our projections for the balance of the year, and we remain confident in our ability to manage rising raw milk costs effectively.”

     With regard to next year, Dean Foods expects 2004 pro forma earnings per share will be between $2.28 to $2.34, assuming a constant share count for the year.

SEGMENT RESULTS

     Dairy Group net sales for the third quarter totaled $1.83 billion, an increase of 4% from $1.76 billion in the third quarter of 2002. The third quarter sales increase was due to higher raw milk costs that were passed along to customers in the form of increased selling prices, as well as the acquisition of Melody Farms in June.

     Dairy Group pro forma operating income in the third quarter improved 21% to $163 million, and pro forma operating margins increased 127 basis points to 8.91% of sales. The Dairy Group’s operating margin was historically high in the third quarter primarily because raw milk prices were at historically low levels during the quarter. The third quarter average Class I mover, which is an indicator of the company’s Class I raw milk prices, averaged $11.48 per hundred-weight in the third quarter of 2003, a 9% increase versus last year.

     Morningstar/White Wave net sales in the third quarter totaled $257 million, down 1.7% compared to last year. Strong results at White Wave offset the previously-announced termination of the Nestle co-packing business at Morningstar; increased couponing, slotting and market development spending for the company’s strategic brand portfolio, which under GAAP are recorded as reductions to sales; and the sale of Morningstar’s frozen pre-whipped topping business in July.

     Pro forma operating income in the third quarter for Morningstar/White Wave was $1 million, and the segment reported pro forma operating margins of 0.4%. Operating margins in the Morningstar/White Wave segment were significantly affected by increased marketing and promotional spending and the impact of the White Wave management incentive program, which will terminate in March 2004.

     Specialty Foods’ net sales totaled $166 million, a 1% increase over the prior year third quarter, and operating income was $27 million, a decline of 5%. Third quarter operating income margin declined 107 basis points to 16.2%. The decline in operating income and margin was attributable to start up costs associated with moving aseptic production lines from Michigan to Illinois, as well as higher natural gas costs.

RESULTS FOR NINE MONTHS ENDED SEPTEMBER 30, 2003

     The company’s net sales declined 1% to $6.7 billion for the nine months ended September 30, 2003, compared with $6.8 billion during the first nine months of 2002. The decline is due primarily to lower raw milk costs in the first seven months of the year that were passed on to customers in the form of lower selling prices.

Net income for the first nine months of 2003 totaled $269.2 million, compared with $112.3 million in 2002. Diluted earnings per share for the nine months ended September 30, 2003 totaled $1.73, compared with $0.79 in the first nine months of 2002.

     Pro forma net income for the nine months (as defined below) totaled $231.0 million, an increase of 13% over $203.8 million last year. Pro forma diluted earnings per share for the first nine months of 2003 totaled $1.50, an increase of 11% compared with $1.35 in the first nine months of 2002.

     The company reported operating income for the period ended September 30, 2003 of $582.3 million versus $490.4 million in 2002, an increase of 19%. Pro forma operating income for the first nine months of 2003 totaled $519.9 million, an increase of 4% over pro forma operating income of $501.9 million last year. Pro forma operating income margins for the nine months were 7.8%, an increase of 36 basis points versus the pro forma results of the prior year’s first nine months.

COMPARISON OF PRO FORMA INFORMATION TO GAAP INFORMATION

     The pro forma financial information contained in this press release eliminates non-recurring or one-time gains or losses, as well as plant closing costs, and is provided in order to allow investors to make meaningful comparisons of the company’s operating performance between periods and to view the company’s business from the same perspective as the company’s management. A full reconciliation table between earnings per share for the three and nine month periods ended September 30, 2003 calculated according to Generally Accepted Accounting Principles (GAAP) and on a pro forma basis is attached.

     The company’s pro forma earnings guidance for 2003 and 2004 excludes any potential non-recurring or one-time gains and losses and plant closing charges.

     For the third quarter of 2003, the pro forma results reported above differ from the company’s results under GAAP by excluding a non-recurring gain of $65.9 million ($40.3 million net of income tax) related to the sale of the company’s frozen pre-whipped topping business and a $2.1 million restructuring charge ($1.3 million net of income tax) related primarily to the process of moving Morningstar’s plants into the Dairy Group and restructuring a distribution facility in the Northeast.

     For the third quarter of 2002, the pro forma results reported above differ from the company’s results under GAAP by excluding $4.9 million of restructuring charges ($3.1 million net of income tax) related to closing a Morningstar plant in Arizona.

     For the nine months ended September 30, 2003 the pro forma results reported above differ from the company’s results reported under GAAP by excluding a non-recurring gain of $65.9 million ($40.3 million net of income tax) related to the sale of the company’s frozen pre-whipped topping business and restructuring charges of $3.5 million ($2.1 million net of income tax) related to plant closings.

     For the first nine months of 2002, the pro forma results reported above differ from the company’s 2002 results reported under GAAP by excluding the following: $11.4 million ($7.1 million net of income tax) in plant closing charges; $0.6 million net income from discontinued operations; and a one-time total charge of $85.0 million, net of income tax, related to the write-down of certain trademarks and goodwill due to the implementation of Financial Accounting Standard (FAS) 142, “Goodwill and Other Intangible Assets.”

CONFERENCE CALL WEBCAST

     A webcast to discuss the company’s financial results and outlook will be held at 9:00 a.m. ET today and may be heard live by visiting the “Webcasts” section of the company site at www.deanfoods.com.

ABOUT DEAN FOODS

     Dean Foods Company is one of the nation’s leading food and beverage companies. The company produces a full line of company-branded and private label dairy and dairy-related products such as milk and milk-based beverages, ice cream, coffee creamers, half and half, whipping cream, sour cream, cottage cheese, yogurt, dips, dressings and soy milk. The company is also a leading manufacturer of pickles and other specialty food products, juice, juice drinks and water. The company operates over 120 plants in 36 U.S. states and Spain, and employs approximately 28,000 people.

     Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, the company’s projected sales, operating income, marketing expenses, depreciation, amortization, interest expense, capital expenditures, taxes and earnings per share. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The company’s ability to meet targeted financial and operating results during 2003 and 2004, including targeted sales, operating income, marketing expenses, depreciation, amortization, interest expense, capital expenditures, taxes and earnings per share depends on a variety of economic, competitive and governmental factors, many of which are beyond the company’s control and which are described in the company’s filings with the Securities and Exchange Commission. The company’s ability to profit from its branding initiatives depends on a number of factors including primarily consumer acceptance of the company’s products. The forward-looking statements in this press release speak only as of the date of this release. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

(Tables to follow)

# # #

DEAN FOODS COMPANY
(Dollars in thousands, except per share data)

	GAAP		PRO FORMA [A]

	Three Months Ended		Three Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Net sales	$2,306,848	$2,229,726	$2,306,848	$2,229,726
Cost of sales	1,713,311	1,636,306	1,713,311	1,636,306

Gross profit	593,537	593,420	593,537	593,420
Operating costs and expenses	416,430	422,246	416,430	422,246
Plant closing costs	2,118	4,921
Other operating income	(65,892)

Operating income	240,881	166,253	177,107	171,174
Interest expense & financing charges on preferred securities	45,806	56,720	45,806	56,720
Earnings from unconsolidated affiliates	(22)	(254)	(22)	(254)
Other (income) expense	(1,826)	352	(1,826)	352

Income from continuing operations before income taxes	196,923	109,435	133,149	114,356
Income taxes	74,758	41,403	50,014	43,248
Minority interest	3	25	3	25

Income from continuing operations	122,162	68,007	83,132	71,083
Income from discontinued operations, net of tax		692

Net income	$122,162	$68,699	$83,132	$71,083

Basic earnings per share:
Income from continuing operations	$0.79	$0.50
Income from discontinued operations	0.00	0.01

Net income	$0.79	$0.51	$0.54	$0.52

Basic average common shares (000’s)	155,090	135,856	155,090	135,856
Diluted earnings per share:
Income from continuing operations	$0.76	$0.45
Income from discontinued operations	0.00	0.00

Net income	$0.76	$0.45	$0.52	$0.47

Diluted average common shares (000’s)	161,089	163,576	161,089	163,576

[A] Pro forma results differ from our results reported under GAAP by excluding the following items in order to report both periods on a comparable basis:

In the third quarter of 2003 pro forma results exclude the gain on the sale of our frozen pre-whipped topping business and plant closing costs. In the third quarter of 2002 pro forma results exclude plant closing costs and the results of discontinued operations.

DEAN FOODS COMPANY
(Dollars in thousands, except per share data)

	GAAP		PRO FORMA [B]

	Nine Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Net sales	$6,674,298	$6,751,189	$6,674,298	$6,751,189
Cost of sales	4,908,375	5,012,480	4,908,375	5,012,480

Gross profit	1,765,923	1,738,709	1,765,923	1,738,709
Operating costs and expenses	1,246,033	1,236,847	1,246,033	1,236,847
Plant closing costs	3,453	11,424
Other operating income	(65,892)

Operating income	582,329	490,438	519,890	501,862
Interest expense & financing charges on preferred securities	151,182	174,933	151,182	174,933
Earnings from unconsolidated affiliates	(201)	(2,061)	(201)	(2,061)
Other (income) expense	(2,597)	816	(2,597)	816

Income from continuing operations before income taxes	433,945	316,750	371,506	328,174
Income taxes	164,782	120,009	140,546	124,348
Minority interest	3	41	3	41

Income from continuing operations	269,160	196,700	230,957	203,785
Income from discontinued operations, net of tax		585

Net income before cumulative effect of accounting change	269,160	197,285	230,957	203,785
Cumulative effect of accounting change		(84,983)

Net income	$269,160	$112,302	$230,957	$203,785

Basic earnings per share:
Income from continuing operations	$1.90	$1.46
Income from discontinued operations	0.00	0.00
Cumulative effect of accounting change	0.00	(0.63)

Net income	$1.90	$0.83	$1.63	$1.51

Basic average common shares (000’s)	141,709	134,753	141,709	134,753
Diluted earnings per share:
Income from continuing operations	$1.73	$1.30
Income from discontinued operations	0.00	0.00
Cumulative effect of accounting change	0.00	(0.51)

Net income	$1.73	$0.79	$1.50	$1.35

Diluted average common shares (000’s)	160,404	163,011	160,404	163,011

[B] Pro forma results differ from our results reported under GAAP by excluding the following items in order to report both periods on a comparable basis:

In the first nine months of 2003 pro forma results exclude the gain on the sale of our frozen pre-whipped topping business, plant closing costs and a gain on the disposition of a closed plant. In the first nine months of 2002 pro forma results exclude plant closing costs, the results of discontinued operations, and the cumulative effect of accounting change related to the write-down of certain trademarks and goodwill due to the implementation of FAS 142, “Goodwill and Other Intangible Assets”.

DEAN FOODS COMPANY

Earnings per Share Summary and Reconciliation

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

GAAP diluted earnings per share	$0.76	$0.45	$1.73	$0.79
Pro forma adjustments:
Plant closing costs	0.01	0.02	0.02	0.05
Gain on sale of frozen pre-whipped topping business	(0.25)		(0.25)
Cumulative effect of accounting change [C]				0.51

Pro forma diluted earnings per share	$0.52	$0.47	$1.50	$1.35

[C] Cumulative effect of accounting change in 2002 related to the write-down of certain trademarks and goodwill due to the implementation of FAS 142, “Goodwill and Other Intangible Assets”.

Segment Information
(Dollars in thousands)

	GAAP		Pro Forma [D]
	Three Months Ended September 30,		Three Months Ended September 30,

	2003	2002	2003	2002

Revenue
Dairy Group	$1,825,657	$1,763,725	$1,825,657	$1,763,725
Morningstar Foods/White Wave	256,721	261,099	256,721	261,099
Specialty Foods	165,748	164,103	165,748	164,103
Corporate / Other	58,722	40,799	58,722	40,799

Consolidated	$2,306,848	$2,229,726	$2,306,848	$2,229,726

Operating Income
Dairy Group	$161,515	$134,835	$162,576	$134,835
Morningstar Foods/White Wave	65,836	19,861	1,001	24,782
Specialty Foods	26,827	28,321	26,827	28,321
Corporate / Other	(13,297)	(16,764)	(13,297)	(16,764)

Consolidated	$240,881	$166,253	$177,107	$171,174

	GAAP		Pro Forma [E]
	Nine Months Ended September 30,		Nine Months Ended September 30,

	2003	2002	2003	2002

Revenue
Dairy Group	$5,230,031	$5,339,943	$5,230,031	$5,339,943
Morningstar Foods/White Wave	758,867	763,475	758,867	763,475
Specialty Foods	504,362	502,681	504,362	502,681
Corporate / Other	181,038	145,090	181,038	145,090

Consolidated	$6,674,298	$6,751,189	$6,674,298	$6,751,189

Operating Income
Dairy Group	$462,226	$398,182	$464,622	$404,685
Morningstar Foods/White Wave	88,423	73,801	23,588	78,722
Specialty Foods	77,672	74,475	77,672	74,475
Corporate / Other	(45,992)	(56,020)	(45,992)	(56,020)

Consolidated	$582,329	$490,438	$519,890	$501,862

[D] Pro forma results differ from our results reported under GAAP by excluding the following items in order to report both periods on a comparable basis:

In the third quarter of 2003 pro forma results exclude the gain on the sale of our frozen pre-whipped topping business and plant closing costs. In the third quarter of 2002 pro forma results exclude plant closing costs.

[E] Pro forma results differ from our results reported under GAAP by excluding the following items in order to report both periods on a comparable basis:

In the first nine months of 2003 pro forma results exclude the gain on the sale of our frozen pre-whipped topping business, plant closing costs and a gain on the disposition of a closed plant. In the first nine months of 2002 pro forma results exclude plant closing costs.

DEAN FOODS COMPANY

Condensed Balance Sheet
(Dollars in Thousands)

	September 30,	December 31,
ASSETS	2003	2002

Cash and cash equivalents	$19,980	$45,896
Other current assets	1,344,847	1,265,250

Total current assets	1,364,827	1,311,146
Property, plant & equipment	1,693,581	1,628,424
Intangibles & other assets	3,689,056	3,642,696

Total Assets	$6,747,464	$6,582,266

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$1,248,980	$1,268,143
Long-term debt	2,443,515	2,554,482
Other long-term liabilities	577,816	531,171
Mandatorily redeemable TIPES		585,177
Stockholders’ equity:
Common stock	1,559	1,330
Additional paid-in capital	1,528,062	979,113
Retained earnings	987,715	718,555
Other comprehensive income	(40,183)	(55,705)

Total stockholders’ equity	2,477,153	1,643,293

Total Liabilities and Stockholders’ Equity	$6,747,464	$6,582,266

DEAN FOODS COMPANY

Condensed Statement of Cash Flows
(Dollars in Thousands)

	Nine Months Ended September 30,
Operating Activities	2003	2002

Net income	$269,160	$112,302
Depreciation and amortization	142,137	131,350
Income from unconsolidated affiliates	(201)	(2,060)
Gain on sale of frozen pre-whipped topping business	(65,892)
Cumulative effect of accounting change		84,983
Deferred income taxes	103,071	30,910
Changes in current assets and liabilities	(106,443)	64,209
Other	(3,706)	8,292

Net cash provided by continuing operations	338,126	429,986
Net cash provided by discontinued operations		3,995

Net cash provided by operations	338,126	433,981
Investing Activities
Net additions to property, plant and equipment	(199,462)	(148,665)
Cash outflows for acquisitions	(61,092)	(213,586)
Net proceeds from divestitures	89,950	2,561
Proceeds from sale of fixed assets	9,889	3,857

Net cash used in continuing operations	(160,715)	(355,833)
Net cash used in discontinued operations		(3,715)

Net cash used in investing activities	(160,715)	(359,548)
Financing Activities
Proceeds from the issuance of debt	175,136	193,729
Repayment of debt	(301,091)	(370,892)
Issuance of common stock, net of expenses	81,979	68,288
Redemption of common stock	(152,472)
Other	(6,879)	(762)

Net cash used in financing activities	(203,327)	(109,637)
Decrease in cash and cash equivalents	(25,916)	(35,204)
Beginning cash balance	45,896	78,260

Ending cash balance	$19,980	$43,056